Exhibit 10.9

PEOPLES FEDERAL SAVINGS BANK

AMENDED AND RESTATED

VOLUNTARY DEFERRED COMPENSATION

AND

SUPPLEMENTAL EMPLOYEE STOCK OWNERSHIP

PLAN

FOR EXECUTIVES

(Effective                  , 2010)

TABLE OF CONTENTS

1.	Purpose of the Plan.	1

2.	Administration.	1

3.	Eligibility.	2

4.	Deferrals of Compensation.	2

5.	Supplemental ESOP Benefits.	2

6.	Accounts under the Plan.	3

7.	Deemed Investment of Accounts.	3

8.	Change in Investment Directions.	3

9.	Crediting of Accounts.	4

10.	Status of Investments.	4

11.	Vesting.	4

12.	Payment of Accounts.	4

13.	Unforeseeable Emergency.	7

14.	Designation of Beneficiaries.	7

15.	Nonalienation.	8

16.	Indemnification.	8

17.	Severability.	8

18.	Waiver.	8

19.	Notices.	8

20.	Governing Law.	9

21.	Construction of Language.	9

22.	Amendment or Termination of the Plan.	9

23.	Claims Procedures	10

PEOPLES FEDERAL SAVINGS BANK

AMENDED AND RESTATED VOLUNTARY DEFERRED COMPENSATION AND

SUPPLEMENTAL EMPLOYEE STOCK OWNERSHIP PLAN FOR EXECUTIVES

PREAMBLE

This Amended and Restated Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan for Executives (“Plan”) of Peoples Federal Savings Bank (the “Bank”) is adopted effective as of the closing date of the reorganization of Peoples Federal Savings Bank from the mutual holding company structure to the stock holding company structure. The Plan was initially adopted effective as of January 1, 2006 and was subsequently amended as of December 16, 2008. The Plan as amended and restated shall in all respects be subject to the provisions set forth herein.

This Plan is being amended and restated to add a supplemental employee stock ownership plan feature which is intended to provide those executives of the Bank, who are listed in Appendix A, which is attached hereto, with the economic value of the annual allocations which are not accrued or credited to such executive’s account under the Peoples Federal Savings Bank Employee Stock Ownership Plan (“ESOP”) due to the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”). No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

The Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any regulations relating thereto. The Plan has been and shall continue to be operated in compliance with Section 409A of the Code. The Plan is an unfunded plan for tax purposes. The provisions of the Plan shall be construed to effectuate such intentions.

Accordingly, the Bank hereby adopts this amended and restated Plan pursuant to the terms and provisions set forth below:

1. Purpose of the Plan. This Plan will continue to enable eligible executives of the Bank and its subsidiaries to defer a portion of their compensation that would otherwise be paid to them as executives and to, instead, receive such amounts at a later date. This portion of the Plan shall be referred to as the “Deferral portion” of the Plan. In addition, this Plan will credit eligible executives of the Bank with amounts equal to the contributions which are not accrued or credited under the ESOP due to the limitations imposed by Sections 401(a)(17) and 415 of the Code. This portion of the Plan shall be referred to as the “Supplemental ESOP” portion of the Plan.

2. Administration. The Plan shall be administered by the Compensation Committee of the Bank or such other committee appointed either by the Board of Directors of the Bank (the “Board”) or by such Compensation Committee (the “Committee”). The Committee shall be authorized to interpret the Plan and make decisions regarding any questions arising thereunder, and any such interpretation or decision of the Committee shall, unless overruled or modified by the Board, be final, conclusive and binding upon all executives of the Bank and its subsidiaries and upon any person claiming benefits or rights under the Plan by or through any such individual. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Committee may, in its discretion, designate a person or persons to carry out such duties or functions as the Committee so determines. Notwithstanding any provision of the Plan to the contrary, any duty or function which may be performed by the Committee or its delegates under the Plan may instead be performed by the Board if the Board so determines in its sole discretion.

3. Eligibility. Executives of the Bank and its subsidiaries who are selected or named by the Committee shall be permitted to participate in the Plan, provided that only a select group of management or highly compensated employees may participate in this Plan. The Committee, may from time to time designate, in its sole discretion, an executive to participate in either the Deferral portion of the Plan, the Supplemental ESOP portion of the Plan or both portions. A list of the persons designated as eligible for participation in each portion of the Plan shall be attached hereto as Appendix A.

4. Deferrals of Compensation. With respect to each year as to which an individual has been designated as eligible to participate in this Plan, the individual (“Participant”) may elect to participate in the Deferral portion of the Plan by submitting to the Committee or its designee a written election to defer receipt of either a percentage of the Participant’s compensation, or specified dollar amount, that would otherwise be earned by the Participant in connection with his or her services as an employee of the Bank or one or more of its subsidiaries in the next following calendar year. Except as otherwise provided by the Committee in accordance with law, such election shall be made on or before the last day of the calendar year preceding the calendar year with respect to which the election relates. With respect to each individual who first becomes an eligible Participant, such an individual may defer receipt of compensation in the same year he/she first becomes eligible to participate in the Plan provided the election applies only to compensation deferred for services performed subsequent to the date the election is filed with the Committee through the end of the calendar year and the election is made within 30 days after the individual first becomes an eligible Participant.

Any deferral election in effect as of the effective date of this amended and restated Plan shall continue in effect, until changed in accordance with the terms of this Section.

5. Supplemental ESOP Benefits. A Participant who is eligible for the Supplemental ESOP portion of the Plan (“ESOP Participant”), shall be entitled to be credited with an annual Bank contribution determined as set forth in this Section 5 (“Supplemental ESOP Benefit”), which shall be recorded in the ESOP Participant’s Account pursuant to Section 6 of this Plan. The amount of the Supplemental ESOP Benefit is equal to the sum of the difference (expressed in dollars) between “(X)” and “(Y)” where:

(a) “X” is the number of shares of common stock (“Stock”) of Peoples Federal Bancshares, Inc (“Company”) that would have been allocated to the account of the ESOP Participant for the period from January 1 to December 31 (“Plan Year”) under the ESOP but for the maximum limitations under Sections 401(a)(17) and 415 of the Code (collectively, the “Applicable Limitations), multiplied by the fair market value of such Stock on the last day of the ESOP Plan Year (December 31) for which the allocation is made; and

(b) “Y” is the number of shares of Stock actually allocated to the account of the ESOP Participant for the relevant ESOP Plan Year, multiplied by the fair market value of such Stock on the last day of the Plan Year (December 31) for which the allocation is made.

The Supplemental ESOP Benefit, which shall be credited to the ESOP Participant’s Account under this Plan as of December 31 of each year, as applicable, shall be deemed to be invested in accordance with the ESOP Participant’s investment elections pursuant to Sections 7 and 8 of this Plan. The Supplemental ESOP Benefit will be paid to the ESOP Participant pursuant to Section 12 of this Plan and the benefit will be subject to all other terms of this Plan.

6. Accounts under the Plan. Amounts deferred by a Participant (all references to Participant shall include ESOP Participant, as applicable) pursuant to Paragraph 4 hereof (or amounts credited under paragraph 5, if any) shall be maintained in an Account for such Participant by the Bank or by the subsidiary of the Bank responsible to pay the compensation being deferred by the Participant or contributed on his/her behalf hereunder. The Account shall consist of sub-accounts, which shall include an Elective Deferral Account, Supplemental ESOP Benefit Account, and any other sub-account the Committee deems necessary, in order to track the deferrals, contributions and investment gains and losses on behalf of a Participant.

7. Deemed Investment of Accounts. The Account maintained on behalf of each Participant with respect to the amounts deferred by that Participant hereunder (or amounts contributed under paragraph 5, if any) with respect to each year of participation by the Participant shall be deemed to be invested in, and shall be adjusted to reflect earnings and losses of, such investments or investment funds as is designated as available from time to time by the Committee. To the extent the Committee makes available alternative deemed investment vehicles with respect to amounts eligible to be deferred under the Plan, each Participant shall, upon making a deferral election hereunder, designate, in the form and manner prescribed by the Committee, that the amounts to be credited to his or her Account (or amounts contributed under paragraph 5, if any) be applied in such proportions as he or she may designate, in such multiples as is permitted by the Committee, in each deemed investment made available by the Committee. The Committee may make available different deemed investments for amounts deferred at different times under the Plan, and may change the available deemed investments under the Plan from time to time. The Committee may also designate that only one deemed investment be available with respect to any amounts deferred hereunder, in which event that deemed investment shall apply to all such amounts without regard to any other election that a Participant may desire.

8. Change in Investment Directions. A Participant may, in the form and manner prescribed by the Committee, elect to change his or her investment direction with respect to all or a portion of the amounts then held, or to be held, in such Participant’s Account, with such election and new investment direction becoming effective the first day of any calendar quarter (i.e January 1, April 1, July 1 or October 1), provided such investment direction election is made, and not revoked, prior to the first day of such calendar quarter. Such direction may relate solely to amounts already allocated to the Participant’s Account (in which event it shall constitute a direction to transfer amounts in the Participant’s Account among the various available deemed investments) or may relate solely to amounts to be deferred in the future, or may relate to both amounts already allocated to the Participant’s Account and amounts to be deferred in the future. Any investment direction election made by a Participant shall remain in effect until changed, to the extent such change is permitted under the Plan.

9. Crediting of Accounts. Each Participant’s Account shall be deemed credited at the end of each calendar quarter (or on such other dates as is designated by the Committee) with the earnings or losses that the amount in the Account would have experienced had the Account actually been invested in the deemed investment designated by the Participant or, as appropriate, the Committee.

10. Status of Investments. All investments made by the Bank or any other subsidiary of the Bank pursuant to this Plan will be deemed made solely for the purpose of aiding such entity in measuring and meeting its obligations under the Plan. Further, such entities are not limited to the investments described in the provisions set forth above but are merely obligated to provide payments pursuant to the terms of this Plan that reflect the investment returns offered by the deemed investments made available under the Plan. The Bank or, as applicable, one or more of the subsidiaries of the Bank, will be named sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments. This Plan places no obligation upon any entity to invest any portion of the amount in a Participant’s Account, to invest or continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. Nothing stated herein shall cause such investments to be treated as anything but the general assets of the Bank or, as applicable, other subsidiaries of the Bank, nor will anything stated herein cause such investments to represent the vested, secured or preferred interest of the Participant or his or her beneficiaries designated under this Plan. Participants hereunder have the status of unsecured creditors with respect to their Accounts, and it is intended that the Plan be unfunded for tax purposes and, to any extent applicable, for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

11. Vesting. Participants shall be fully vested in all amounts in their Deferral Accounts at all times. Participants in the Supplemental ESOP shall be vested in their Supplemental ESOP Account to the same extent that they are vested in their account in the tax-qualified ESOP.

12. Payment of Accounts.

(a) At the time a Participant elects to defer compensation hereunder, the Participant shall designate the time and the manner of the payment of the amounts to be allocated to such Participant’s Account with respect to such deferral of compensation (and amounts credited under paragraph 5, if any). Except as otherwise provided below, payment to a Participant shall commence upon a fixed date selected by the Participant at the time of the deferral chosen from the following dates:

(i) The last day of a calendar quarter ending at least two years from the end of the calendar year in which the deferred compensation would otherwise become payable, but no later than the end of the calendar quarter in which occurs the Participant’s 75th birthday; or

(ii) The last day of any one of the four calendar quarters ending after the Participant experiences a Separation from Service (as defined in Section 12(f) of this Plan) (as designated by the Participant at the time of deferral).

Except as otherwise provided below, the form of payment of deferred amounts in a Participant’s Account shall be designated by the Participant at the time the election to defer compensation is made and shall be from among the following options, to the extent such optional forms are made available by the Committee. All forms of payment shall be based on the value of a Participant’s Account attributable to the particular deferral election (including amounts credited under paragraph 5, if any) and all forms of payment shall be actuarially equivalent to each other. The options that may be made available are:

(A) a lump sum;

(B) a number of quarterly installments or annual installments, limited in such manner as is determined by the Committee;

(C) one or more forms of annuity, with such terms as shall be determined by the Committee; or

(D) a designated dollar amount (to the extent such amount is allocated to the Participant’s Account with respect to the deferral of compensation in question) or percentage of the Participant’s account at the end of one or more calendar quarters otherwise available for election for the commencement of distributions as described above, with the remainder of the amount subject to such designation to be distributed commencing at such other date chosen by the Participant at the time of the deferral.

In the event that payment is to be made in the form of an annuity, the amount of each annuity payment shall be determined by the Committee or its designee in its sole discretion, which amount shall be based on the amounts that could be payable under one or more commercial annuity products that could be purchased with the amount in a Participant’s Account that is to be paid in the form of an annuity at a date set by the Committee that is within 60 days of the starting date of the annuity, with the identity of the commercial annuity products to be used for this purpose to be determined in the sole discretion of the Committee, or by the Committee’s designee in accordance with standards established by the Committee. Any such determination and the determination by the Committee or its delegates of the amount of any annuity payments to be made hereunder shall be final and binding upon all Participants and beneficiaries. In the event that the Committee or its designee, in their sole and absolute discretion, shall direct that a commercial annuity be purchased in order to fund any payment obligations hereunder, such annuity contract, when purchased, shall be the property of the Bank or other purchasing subsidiary of the Bank, and the Participant will continue to be no more than an unsecured creditor of the Bank or, as applicable, another subsidiary of the Bank, as described above. Each Participant’s Account under the Plan shall be reduced by the amount of any distribution hereunder.

(b) Payment Upon Unforeseeable Emergency. A Participant may also, solely to the extent permitted by the Committee, direct that a portion of the amounts payable to the Participant be distributed in the event of an Unforeseeable Emergency (as defined in Section 13 of this Plan).

(c) Payments Upon Death. To the extent permitted by the Committee, a Participant may elect that if the Participant dies before payments of a deferred amount have otherwise commenced to the Participant, the amount allocated to the Participant’s Account be distributed to the Participant’s Beneficiary (as defined below) either on the last day of the calendar quarter in which the Participant dies (or as soon as practicable thereafter) or on the last day of the first calendar quarter in the calendar year immediately following the date of the Participant’s death; provided, however that if no such election is made, payment shall be made in a single lump sum at the end of the calendar quarter in which the Participant died, or as soon as practicable thereafter. If payments of a deferred amount in the form of installments have already commenced to the Participant, they shall continue to be made after the Participant’s death to the Participant’s Beneficiary in accordance with the Act to avoid acceleration of payment, who shall otherwise be granted the same rights as were held by the Participant hereunder.

(d) Additional Payment Elections. Notwithstanding the preceding provisions of this Paragraph 12 to the contrary, a Participant may subsequently elect, in such form and manner as may be prescribed by the Committee, a revised commencement date for the amounts credited to his or her Account, in lieu of the date(s) initially selected, provided that any such election is not effective until 12 months following such election, that the election provides that payment will be deferred for at least five (5) years from the date such payment would otherwise have been made (except for death as provided above), and the election is made at least 12 months prior to the first scheduled payment. Further, notwithstanding the preceding provisions of this Paragraph 12 to the contrary, a Participant may also subsequently elect, in such form and manner as may be prescribed by the Committee, that the amounts credited to his or her Account be paid in any one of the forms of benefit payment provided under this Paragraph 12 in lieu of the form of payment initially selected, provided that any such election is not effective for 12 months, that the election to modify the form of distribution provides that payment will be deferred for at least five (5) years from the date such payment would otherwise have been made (except for death as provided above), and such election is made at least 12 months prior to the first scheduled payment.

(e) 409A Requirements. For purposes of this Plan, “terminates” and “separation from service” shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Participant reasonably anticipate that the level of bona fide services

Participant would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period. Notwithstanding any provision of the Plan to the contrary, a Participant who is a specified employee as defined in the regulations promulgated under Code Section 409A may not commence receipt of his/her benefit until the first day of the seventh month following his or her Separation from Service. For purposes of Code Section 409A, the Committee shall determine which Participants are specified employees as of December 31 in accordance with the Regulations promulgated under Section 409A. Such determination by the Committee shall be effective for the twelve month period commencing on April 1.

13. Unforeseeable Emergency. A Participant may request, in writing to the Committee, a request for a withdrawal from his/her Account if the Participant experiences an Unforeseeable Emergency. Withdrawals for the purpose of an Unforeseeable Emergency are limited to the extent needed to satisfy the emergency, which cannot be met by the Participant utilizing other resources. The Committee shall make a determination with regard to the Unforeseeable Emergency in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder.

(a) “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (2) a loss of the Participant’s property due to casualty, or (3) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount of such distribution may not exceed the amounts necessary to satisfy the emergency. The circumstances that will constitute an “Unforeseeable Emergency” will depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

(i) through reimbursement or compensation by insurance or otherwise;

(ii) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or

(iii) by cessation of deferrals under the Plan.

14. Designation of Beneficiaries. In the event that a Participant dies prior to the receipt of all amounts payable to him or her pursuant to the Plan, all remaining amounts credited to his or her Account shall be paid to such one or more Beneficiaries and in such proportions as the Participant may designate, in accordance with the provisions of Paragraph 12. If no Beneficiary has been named by the Participant, or if a named Beneficiary has predeceased the Participant and no successor beneficiary has been named or if a beneficiary designation is otherwise ineffective, payment shall be made to the estate of the Participant, and if any Beneficiary shall die after payments to that Beneficiary have commenced, if any remaining payments would otherwise be made to such Beneficiary, they shall instead be made to the estate of the Beneficiary. A Beneficiary designation pursuant to this Paragraph 14 shall not be effective unless it is in writing and is received by the Committee prior to the death of the Participant making the designation.

15. Nonalienation. The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiaries.

16. Indemnification. The Bank shall indemnify, hold harmless and defend each member of the Board, each member of the Committee, each member of the Benefits Committee, and each of their designees who are employees of the Bank or any of its subsidiaries, against any reasonable costs, including legal fees, incurred by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

17. Severability. A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

18. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

19. Notices. Any notice or other communication required or permitted to be given to a party under the Plan shall be deemed given if personally delivered or if mailed, postage prepaid, by certified mail, return receipt requested, to the party at the address listed below, or at such other address as one such party may by written notice specify to the other:

(a) if to the Committee:

Attention:	Chairman -	Compensation Committee
Peoples Federal Savings Bank
435 Market Street
Brighton, MA 02135

(b) if to any party other than the Committee, to such party at the address last published by such party by written notice to the Committee.

20. Governing Law. The Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Massachusetts, except to the extent that such laws are preempted by federal law.

21. Construction of Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the male gender shall be deemed equally to refer to the feminine or the neuter.

22. Amendment or Termination of the Plan.

(a) The Bank reserves the right to amend or terminate the Plan at any time, except that no such amendment will affect the benefits or rights to which any Participant became entitled prior to such amendment or termination. A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Paragraph 22(b) below.

(b) Termination. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 22(b). The Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s benefits as of the date of such payment in accordance with Section 409A of the Code:

(i) the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) each Participant participating in the Plan and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangement within 12 months of the date the bank irrevocably takes all necessary action to terminate the Plan and the other aggregated arrangements;

(ii) the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and (1) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, and (4) the Bank does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate the Plan; or

(iii) the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

23. Claims Procedures

(a) This Section is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1. If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(b) The Participant or any beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Bank. The Bank shall review the claim itself or appoint an individual or an entity to review the claim.

(i) Initial Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Bank or appointee of the Bank prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, with such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii) Manner and Content of Denial of Initial Claims. If the Bank denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(A) The specific reasons for the denial;

(B) A reference to the provision of the Plan upon which the denial is based;

(C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D) An explanation of why such additional material or information is necessary;

(E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(F) A statement of the Participant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a denial on review of the initial denial.

(c) Review Procedures.

(i) Request for Review. A request for review of a denied claim must be made in writing to the Bank within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected dated of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Bank. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse claim determination, the Bank will give the Claimant, in writing or by electronic notification, a notice containing:

(A) its decision;

(B) the specific reasons for the decision;

(C) the relevant provisions of the Plan upon which its decision is based;

(D) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Bank’s files which is relevant to the Claimant’s claim for benefits;

(E) a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(F) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(d) For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures herein without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(e) If the Bank fails to follow the claims procedures required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Section is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

(f) Notwithstanding anything in this Plan to the contrary, the Bank may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Agreement.

[signature on next page]

IN WITNESS WHEREOF, Peoples Federal Savings Bank has caused this Amended and Restated Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan for Executives to be executed effective as of the      day of                  , 2010.

PEOPLES FEDERAL SAVINGS BANK
ATTEST:

Secretary	President

Appendix A

Peoples Federal Savings Bank

Amended and Restated

Voluntary Deferred Compensation

and

Supplemental Employee Stock Ownership Plan

for Executives

Effective Date:                      , 2010

ESOP Participant	Date of Participation

Maurice H. Sullivan, Jr.

Thomas J. Leetch

James J. Gavin